EXHIBIT 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Maturity Extension and Other Modifications to Credit Facility

Reduces Size of Credit Facility to $585 Million

Bensalem, Pennsylvania, September 12, 2007:

Orleans Homebuilders, Inc. (AMEX: OHB) announced that on September 6, 2007, Orleans Homebuilders, Inc. (the “Company”) entered into the Fourth Amendment to the Amended and Restated Revolving Credit Loan Agreement (the “Fourth Amendment”).

The effectiveness of the Fourth Amendment was subject to Supplemental Indenture No. 1 to the $75.0 million of 8.61% Trust Preferred Securities executed on August 13, 2007 becoming effective.  The Trust Preferred Security Amendment became effective on September 7, 2007, allowing the Fourth Amendment to then become effective.

Among other things, the Fourth Amendment to the credit facility immediately reduced the aggregate size of the credit facility by 10% from $650.0 million to $585.0 million; extended the maturity date by one year to December 20, 2009 for consenting Lenders; and made certain other modifications applicable to all Lenders, including modifications to financial covenants and certain definitions.

Subject to the terms of the Amended and Restated Credit Facility, the facility maturity date was extended to December 20, 2009 for consenting lenders.  Lenders that consented to the Fourth Amendment currently hold 76.46% of the total commitments for the facility.  Accordingly, pursuant to the Fourth Amendment, presently, $447.3 million of the $585.0 million facility will mature on December 20, 2009.  Lenders that did not consent to the Fourth Amendment have the right to be repaid on the original maturity date of December 20, 2008, effectively reducing the size of the facility by $137.7 million at that time.  The amount of the facility maturing on December 20, 2009 could increase if additional lenders subsequently consent to the Fourth Amendment.

Jeffrey P. Orleans, Chairman and Chief Executive Officer, commented: “We very much appreciate the ongoing support of our long standing bank group.  With this credit facility extension, we now believe that, unless industry conditions continue to deteriorate, the Company should have access to the necessary capital to continue to operate its business in accordance with its existing business plan through the facility’s extended maturity in December 2009.”

Covenant modifications were made to the facility, including to the borrowing base definition, the interest coverage ratio, the minimum consolidated tangible net worth, the maximum leverage ratio, the maximum ratio of the book value of certain land owned to consolidated adjusted tangible net worth, the maximum ratio of speculative units to historical closings, the definition of permitted debt and the interest spread grid.  A minimum liquidity covenant and a minimum cash flow from operations ratio were also added to the facility.  More specifically, the modifications include the following:

•                 For any borrowing base certificate that is as of a date on or before December 31, 2007, the maximum borrowing base availability generally attributable to units not subject to a qualifying agreement of sale may not exceed 45% of the aggregate borrowing base availability attributable to all units.  For any borrowing base certificate that is as of a date after December 31, 2007, the maximum borrowing base availability attributable to such units may not exceed 37.5% of the aggregate borrowing base availability attributable to all units.

•                 The debt service coverage ratio covenant was eliminated for the fiscal quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, and the minimum ratio was reduced for all periods thereafter.

•                 The required minimum consolidated tangible net worth was reduced effective June 30, 2007, and the definition of consolidated tangible net worth was amended for all times on or after July 1, 2007.

•                 A required liquidity level based on cash plus borrowing base availability was added. Under this covenant, the Company must have (i) at least $10.0 million of cash and cash equivalents at all times, and (ii) at least $15.0 million of liquidity including such cash and cash equivalents as of the date of each borrowing base certificate.  At June 30, 2007, the Company has total liquidity as defined by the Fourth Amendment of approximately $72.5 million.

•                 The applicable interest spread grid was also amended, effective September 1, 2007, such that the Company’s applicable interest spread increased by 25 basis points to 275 basis points over a LIBOR market index.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, commented: “The amendment of the revolving credit facility, including the extension of the maturity date, was part of the capital structure plan we outlined in the Company’s third quarter conference call.  We were able to complete this important capital structure and liquidity improvement in part based on our successful amendment of our $75 million of Trust Preferred securities earlier in August.  We have spent a lot of time with the bank group explaining our business plan, and would like to thank our banks for their continued support.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. (AMEX: OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following 14 distinct markets in nine states: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando and Palm Coast, Florida; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is or may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning interest payments, access to capital necessary to continue operations, support from the Company’s bank group, liquidity, anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC and Annual Report on Form 10-K for the fiscal year ended June 30, 2007 to be filed with the SEC.